Exhibit 99.1

Potential future impairment charges for holdings in Sky Harbour Group Corporation Class A common stock and potential volatility in earnings due to mark-to-market measurement of our investments in other public securities.

The value of the Class A common stock and warrants we hold in Sky Harbour Group Corporation (NYSE:SKYH), which we refer to as Sky Harbour, through our subsidiaries is subject to the volatility of the market price of Sky Harbour’s Class A common stock. This volatility subjects our financial statements to volatility. The market price of Sky Harbour’s Class A common stock has experienced significant volatility since it commenced trading on January 26, 2022, and that volatility may continue in the future and may also be subject to wide fluctuations in response to many factors, including factors beyond the control of Sky Harbour. These factors include, but are not limited to:

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actual or anticipated fluctuations in Sky Harbour’s reported results of operations or financial position, including due to a significant impairment of goodwill, intangible assets, or other long-lived assets;

●	recommendations and reports by securities and industry analysts;
●	Sky Harbour’s ability to timely complete the construction of its various airport hangar developments and its ability to successfully lease these facilities at profitable rental rates;
●	Sky Harbour’s ability to continue to access capital and debt on commercially reasonable terms;
●	impact of inflation and any possible recession on Sky Harbour’s operations, revenues, and ability to access financial markets as well as, on the private jet hangar industry generally;
●	significant acquisitions, investments, and/or equity issuances by Sky Harbour;
●	changes in the performance or market valuations of companies in Sky Harbour’s industry;
●	announcement of developments and material events by Sky Harbour or its competitors;
●	fluctuations in the costs of construction, maintenance and other materials and services;
●	addition or departure of Sky Harbour’s executive officers or other key personnel;
●	speculative trading activity by certain investors; and
●	news reports relating to trends, concerns, economic or competitive developments, regulatory changes and other related issues in Sky Harbour’s industry or target markets.

We currently account for our investment in Sky Harbour Class A common stock under the equity method. There may be a future impairment of our Sky Harbour equity method investment if Sky Harbour’s stock price remains below our carrying value of that investment and does not recover in the near-term or if our expectations about Sky Harbour’s prospective results and cash flows decline, which could be influenced by a variety of factors including those listed above. We have evaluated our investment in Sky Harbour as of September 30, 2022, and determined that there was not an other-than-temporary impairment as of that date. Our conclusion was based on several contributing factors, including: (i) our assessment that the underlying business and financial condition of Sky Harbour is favorable; (ii) the period of time for which the fair value has been less than the carrying value, (iii) an expectation that Sky Harbour's stock price will recover in the near-term, and (iv) our ability and intent to hold the investment until that recovery. We will continue to review our investment in Sky Harbour for an other-than-temporary impairment on a quarterly basis or upon the occurrence of certain events.

If Sky Harbour's stock price does not recover above our carrying value of $8.16 per share in the near-term, it will likely result in an impairment of our investment. As of December 7, 2022, the closing price of Sky Harbour Class A common stock was $3.03 per share and we hold 13,118,474 shares of Sky Harbour Class A common stock and warrants to purchase  7,719,779 shares of Class A common Stock at a price of $11.50 per share, which exercise price is subject to adjustment.   There may also be a future impairment of our investment if our expectations about Sky Harbour's prospective results and cash flows decline, which could be influenced by a variety of factors including adverse market conditions. As a result, we could incur a material impairment charge at any time in the future if we deem our investment to be impaired.

As a result of a change in generally accepted accounting principles effective in 2018, we are required to include the unrealized changes in market prices of investments in public equity securities in our reported earnings. Due to the size of our percentage ownership interest in Sky Harbour's common stock, approximately 23% as of September 30, 2022, our investment is recorded under the equity method using the fair market value of Sky Harbour's Class A common stock as of the date of the business combination and we do not include any unrealized gains or losses related to the change in Sky Harbour's stock price in our reported earnings. In the future, if our ownership interest in Sky Harbour's common stock drops below 20%, we will no longer be able to record our investment under the equity method and will be required to include any unrealized gains or losses related to the change in Sky Harbour's stock price in our reported earnings. While we intend to hold our current publicly-traded securities for the longer term, we may in the future choose to sell them for a variety of reasons resulting in realized losses or gains.